EXHIBIT 99.2

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2007	2006

REVENUES:
Contract drilling	$ 111,048	$ 86,242
Business interruption proceeds	-	2,558
	111,048	88,800

COSTS AND EXPENSES:
Contract drilling	51,060	49,110
Depreciation	8,457	8,015
General and administrative	8,309	7,191
Gain on sale of equipment	27	(47)
	67,853	64,269
OPERATING INCOME	43,195	24,531

OTHER INCOME (EXPENSE)
Interest expense	(803)	(537)
Interest income	719	469
	(84)	(68)
INCOME BEFORE INCOME TAXES	43,111	24,463
PROVISION FOR INCOME TAXES	4,562	3,378
NET INCOME	$ 38,549	$ 21,085

EARNINGS PER COMMON SHARE:
Basic	$ 1.22	$ 0.68
Diluted	1.20	0.67
AVERAGE COMMON SHARES OUTSTANDING:
Basic	31,685	31,060
Diluted	32,162	31,614